Exhibit 19.1

Policy: INSIDER TRADING POLICY
Revision Date: February 22, 2023
Department: Legal
Page 1 of 5

I.CONFIDENTIALITY OF INSIDE INFORMATION

Directors, officers, employees and consultants (“Company Personnel”) of Workhorse Group Inc. (the “Company") who come into possession of Material Non-Public Information (as defined below) concerning the Company must safeguard such information and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons. This duty of confidentiality is important both as to the Company's competitive position and with respect to the securities laws applicable to the Company as a publicly-traded company.

Consistent with the foregoing, all Company Personnel should be discreet with Material Non-Public Information and not discuss it in public places where it can be overheard such as elevators, restaurants, taxis and airplanes. Such information should be divulged only to persons having a need to know it to carry out their job responsibilities. To avoid even the appearance of impropriety, Company Personnel should refrain from providing advice or making recommendations regarding the purchase or sale of the Company's securities.

II.TRADING ON INSIDE INFORMATION

Prohibition of Insider Trading. If any Company Personnel has Material Non-Public Information relating to the Company, it is our policy that neither that person nor any related person(s) may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Twenty-Twenty Hindsight. If your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in
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INSIDER TRADING POLICY
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any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members. The same restrictions that apply to you also apply to your immediate family members and others living in your household. Employees are responsible for the compliance of their immediate family and personal household.

Tipping Information to Others. Whether the Material Non-Public Information is proprietary information about the Company or information that could have an impact on our stock price, Company Personnel must not pass the information on to others. Insider trading penalties apply to a tipper, whether or not such individual derives any benefit from another's actions.

Definition of Material Non-Public Information. “Material Non-Public Information” is any information which has not been publicly disseminated that a reasonable investor would consider important in a decision to buy, hold or sell stock. ln short, Material Non-Public Information is any information which, if publicly disclosed, could reasonably affect the price of the stock.

Examples. Common examples of information that will frequently be regarded as material include: projections of future earnings or losses; current financial performance; news of a pending or proposed merger; news of an acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; significant new products or product development; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; impending bankruptcy or financial liquidity problems; or the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

The Consequences of Violations. Individuals who trade on inside information (or tip information to others) may face:

•A civil penalty of up to three times the profit gained or loss avoided.

•A criminal fine (no matter how small the profit) of up to $5 million.

•A jail term of up to twenty years.

A company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading may face:

•A civil penalty not exceeding the greater of $1 million or three times the amount of the profit gained or loss avoided because of a violation.

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Workhorse Group Inc. | Sharonville, OH | Mason, OH | Union City, IN | Wixom, MI | workhorse.com

INSIDER TRADING POLICY
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•A criminal penalty of up to $25 million.

Moreover, Company imposed sanctions, including dismissal for cause, could result from failure to comply with this policy or related procedures. Any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

When Information Is Public. It is also improper for Company Personnel to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company's stockholders and the investing public should be afforded the time to receive the information and act upon it, as a general guide such an individual should not engage in any transactions until the information has been publicly available for one full trading day.

Additional Prohibited Transactions.  Because the Company believes it is improper and inappropriate for any Company Personnel to engage in short-term or speculative transactions involving Company securities, it is the Company’s policy that Company Personnel should not engage in any of the following activities with respect to securities of the Company:

•Trading in securities on a short-term basis. Any Company stock purchased in the open market must be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing profit rule already prevents certain officers and directors from selling any Company stock within six months of a purchase. We are simply expanding this rule to all employees.)

•Purchase of Company stock on margin.

•Entering into transactions that are designed to hedge or offset the risks and benefits of ownership of Company securities.

•Trading in options (calls or puts) on Company stock or other similar derivative instruments.

•Short sales of Company stock.

Company Assistance. Any person who has questions about specific transactions may obtain additional guidance from the Company's General Counsel. However, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with the individual.

Pre-Clearance of All Trades by Directors, Officers and Other Key Personnel; Blackout Period. To aid in preventing inadvertent violations and avoiding even the appearance
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INSIDER TRADING POLICY
Last Updated: February 22, 2023

of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company further requires:

•All transactions in Company securities (acquisitions, dispositions, transfers, etc.) by directors, officers, and other employees designated by the Company’s General Counsel and Chief Financial Officer (collectively, the “Blackout Group”), to be precleared by the Company’s General Counsel. This requirement does not apply to stock option exercises, but does cover market sales of option stock. Any stock option exercise, however, must be immediately reported to the General Counsel as it may still be subject to SEC reporting requirements.

•Any person in the Blackout Group not to make trades in Company securities in the period commencing fifteen days prior to the end of each quarter and ending on the completion of one full trading day after results for the quarter are publicly released (the “Blackout Period”). The Company may notify such persons (as well as other individuals) of other Blackout periods when necessary.

Pledging Company Securities. Securities pledged as collateral can be sold without the holder’s consent in certain circumstances.  This means that a sale may occur at a time when the pledgor is aware of Material Non-Public Information.  Consequently, persons in the Blackout Group are prohibited from pledging Company securities as collateral, and any other Company Personnel wishing to enter into such an arrangement must first obtain pre-clearance from the Company’s General Counsel.

Certifications. Employees will be required to certify their understanding of, and intent to comply, with this policy. Officers, directors and other key employees may be required to certify compliance on an annual basis.

Prohibitions of Officers, Directors and 5% Stockholders. Officers, directors and holders of 5% or more of the Company’s securities (''Insiders") have a special fiduciary responsibility to other holders of the Company’s securities who cannot exert influence over the day-to-day operations of the Company. Therefore, persons or entities that fall within one of these categories are required to refrain from certain activity and to adhere to certain procedures to avoid any appearance of impropriety. Specifically:

•Insiders must not accept remuneration or other consideration from third parties for activities and accomplishments done or achieved for the benefit of the Company. In other words, Insiders cannot enrich themselves at the expense of the Company or receive “kickbacks” from third parties for activities undertaken for the benefit of the Company.

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Workhorse Group Inc. | Sharonville, OH | Mason, OH | Union City, IN | Wixom, MI | workhorse.com

INSIDER TRADING POLICY
Last Updated: February 22, 2023

•In an instance where an Insider enters into a transaction with the Company (i.e., if the Insider owns property that the Company leases or lends or borrows money from the Company), such transaction must be made on commercially reasonable terms and must be approved by a majority of the disinterested board of directors.

If an Insider is to receive special compensation from the Company for a particular accomplishment, such compensation must first be approved by the compensation committee who must immediately inform the full board of directors of the terms. The disinterested board members must ratify any such special compensation package.

Pioneering the transition to zero-emission commercial vehicles
Workhorse Group Inc. | Sharonville, OH | Mason, OH | Union City, IN | Wixom, MI | workhorse.com